FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated December 3, 2020	Registration No. 333-239650
Registration No. 333-239650-01

**FULL PRICING DETAILS** $405mm Carvana (CRVNA) 2020-P1 Prime Auto  Loans

ACTIVE BOOKRUNNERS (A-D)	: Credit Suisse (str), Citi, Wells Fargo
PASSIVE BOOKRUNNERS (A-D)	: Amherst, DB
SOLE BOOKRUNNER (N-R)	: Credit Suisse

CLS	$AMT (MM)	$OFFERED	WAL	S&P/DBRS/KBRA	BNCH SPRD	YLD %	CPN%	$ PRICE
A1	56.000	53.200	0.21	A-1+/R-1(H)/K-1+	IntL - 2	0.18822		100-00
A2	120.000	114.000	0.97	AAA/AAA/AAA	EDSF + 7	0.286	0.28	99.99437
A3	115.000	109.250	2.18	AAA/AAA/AAA	IntS + 20	0.443	0.44	99.99437
A4	75.930	72.133	3.47	AAA/AAA/AAA	IntS + 30	0.620	0.61	99.96839
B	13.365	12.696	4.31	AA/AA/AA+	IntS + 53	0.923	0.92	99.99481
C	17.212	16.351	4.67	A/A/A+	IntS + 90	1.328	1.32	99.98037
D	7.493	7.118	4.74	BBB/BBB/BBB+	IntS + 140	1.835	1.82	99.96357
N	15.000	14.250	0.63	NR/BB(h)/BB	EDSF + 265	2.866	2.84	99.99440
R	24.797	23.55715		NR/NR/NR	-- pre-placed --

* Expected Settle	: 12/10/2020	* Format	: SEC Reg = Class A-D
* First Pay Date	: 01/08/2021		: 144a = Class N-R
* Expected Ratings	: S&P, DBRS, KBRA	* ERISA	: Class A-D = Yes
* Active Books (A-D)	: CS, C, WF	* Min Denoms	: Class A-D = $1k x $1k
* Bill & Deliver	: CS		: Class N = $250k x $1k
* Passive Books (A-D)	: Amherst, DB	* Pxing Speed	: 1.3 ABS to 5% Call
* Sole Books (N-R)	: Credit Suisse	* Timing	: Priced

* Intex Name : csfcrvna_2020-p1_px	Passcode : 2KUK
* DealRoadshow : www.dealroadshow.com	Passcode : CRVNA_20P1

Classes A-D Disclaimer :

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.

Classes N-R Disclaimer :

THE INFORMATION CONTAINED HEREIN OR IN THE ATTACHED MATERIALS (THE “INFORMATION”) HAS BEEN PROVIDED BY CREDIT SUISSE SECURITIES (USA) LLC (“CS”) AND IS PRELIMINARY AND SUBJECT TO CHANGE. THE INFORMATION DOES NOT INCLUDE ALL OF THE INFORMATION REQUIRED TO BE INCLUDED IN THE PRIVATE PLACEMENT MEMORANDUM RELATING TO THE SECURITIES. AS SUCH, THE INFORMATION MAY NOT REFLECT THE IMPACT OF ALL STRUCTURAL CHARACTERISTICS OF THE SECURITIES. THE ASSUMPTIONS UNDERLYING THE INFORMATION, INCLUDING STRUCTURE AND COLLATERAL, MAY BE MODIFIED

FROM TIME TO TIME TO REFLECT CHANGED CIRCUMSTANCES. PROSPECTIVE PURCHASERS ARE RECOMMENDED TO REVIEW THE PRELIMINARY AND FINAL PRIVATE PLACEMENT MEMORANDA RELATING TO THE SECURITIES (“OFFERING DOCUMENTS”) DISCUSSED IN THIS COMMUNICATION. OFFERING DOCUMENTS CONTAIN DATA THAT IS CURRENT AS OF THEIR PUBLICATION DATES AND AFTER PUBLICATION MAY NO LONGER BE COMPLETE OR CURRENT. A FINAL PRIVATE PLACEMENT MEMORANDUM MAY BE OBTAINED FROM CS BY CALLING TOLL- FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. such disclaimers or other notices have been automatically generated as a result of this message having been sent via Bloomberg or another system.